Exhibit 99.1

Allegheny Technologies Announces First Quarter 2012 Results

First Quarter 2012 Results

  Sales increased 10% compared to Q1 2011, to $1.35 billion
  Net income attributable to ATI was $56.2 million, or $0.50 per share
  Segment operating profit was $163.2 million, or 12.1% of sales
  Gross cost reductions were $28.8 million
  Cash on hand was $250.3 million
  Net debt to total capitalization was 33.4%

PITTSBURGH--(BUSINESS WIRE)--April 25, 2012--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the first quarter 2012 of $56.2 million, or $0.50 per share, on sales of $1.35 billion. For the first quarter 2011, ATI reported net income of $56.3 million, or $0.54 per share. First quarter 2012 weighted average diluted shares outstanding were 7.45 million higher than the first quarter 2011 primarily due to shares issued as part of the Ladish acquisition in May 2011. Additionally, results for the first quarter 2012 were impacted by higher retirement benefit expenses of $7.3 million, net of tax, or $0.06 per share, compared to the first quarter 2011.

Results in the first quarter 2011 included a special charge of $3.1 million, net of tax, related to the accelerated recognition of equity-based compensation expense due to executive retirements. Excluding this charge, first quarter 2011 net income was $59.4 million, or $0.57 per share, on sales of $1.23 billion.

Compared to the fourth quarter 2011, sales increased $101 million, or 8%, and net income increased $24.5 million, or 77%. Fourth quarter 2011 results were impacted by restructuring and Ladish acquisition expenses, which reduced earnings by $2.8 million, or $0.02 per share.

“The first quarter 2012 was consistent with our expectations as strong secular growth continued in our key global markets and demand improved moderately from the domestic GDP sensitive markets for our short-cycle products,” said Rich Harshman, Chairman, President and Chief Executive Officer.

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 68% of ATI first quarter 2012 sales:
    Sales to the aerospace and defense market represented 32% of ATI sales.
    Sales to the oil and gas/chemical process industry represented 21% of ATI sales.
    Sales to the electrical energy market represented 11% of ATI sales.
    Sales to the medical market represented 4% of ATI sales.
  Direct international sales represented nearly 38% of ATI first quarter 2012 sales.

“In our High Performance Metals segment, sales increased 46% compared to the first quarter 2011 and 11% compared to the fourth quarter 2011,” said Mr. Harshman. “Demand remained strong for our titanium and titanium alloys, nickel-based and specialty alloys, and forged and cast components. We continue to see significant profitable growth opportunities and operating benefits from the integration of ATI Ladish. Comments from our OEM customers regarding ATI’s integrated supply chain capabilities have been positive and we are seeing many new opportunities for sales to our key growth markets.

“Our Rowley, UT titanium sponge facility achieved a significant milestone in March with the completion of the standard-grade qualification (SQ) process. Titanium sponge produced at the Rowley facility can now be applied to many products used for aerospace airframe, medical, and industrial applications. Production volumes are increasing and costs are decreasing. First quarter 2012 operating profit in our High Performance Metals segment, at 17.9% of segment sales, was impacted by approximately $6 million of higher raw material costs due to surcharge misalignment on our long manufacturing cycle nickel-based alloys products. In addition, demand for our exotic alloys was weaker than expected as the nuclear electrical energy market balances supply/demand dynamics with the shutdown of reactors in Japan, refueling cycles for operating reactors, and construction of new reactors in several areas of the world.

“In our Flat-Rolled Products segment, as expected, demand for our standard stainless products rebounded from the historically weak fourth quarter 2011. While standard stainless volume improved by 29% from the fourth quarter 2011 and base-price increases were implemented, base-prices remain relatively low primarily due to low-priced imports. Sales of our high-value products in the Flat-Rolled Products segment benefited from continued strong demand from the aerospace and the oil and gas markets, including several large oil and gas projects. Demand for grain-oriented electrical steel continued to be impacted by the weak housing construction market.

“In our Engineered Products segment, first quarter 2012 sales increased over 15% compared to the first quarter 2011 and over 5% compared to the fourth quarter 2011. Operating profit approached our minimum expectation level at just over 9% of sales. Demand was strong from the oil and gas, aerospace, and construction and mining markets.

“We continued to improve our cost structure with almost $29 million in gross cost reductions during the first quarter 2012. Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2012. Our balance sheet remains solid with cash on hand of over $250 million and net debt to total capitalization of 33.4% at the end of the first quarter 2012.

“Construction at our Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF) is progressing on schedule and on budget. As previously stated, project construction is expected to be completed by the end of 2013 with commissioning occurring during the first half of 2014. We expect to further improve the cost structure and capabilities of our Flat-Rolled Products segment with the completion of the HRPF. Including investments associated with this project, we currently expect 2012 capital expenditures to be approximately $485 million, all of which we expect to fund from operating cash flow and available cash on hand.

Strategy and Outlook

“We remain focused on long-term value creation for our stockholders while delivering superior value for our customers. Our industry-leading specialty metals technologies, diversified alloy systems and product forms, global and diversified market focus, unsurpassed manufacturing capabilities, and integrated capabilities from alloy development to raw materials (titanium sponge) to melting and hot-working, to finished value-added components and parts are unique in the world. This strategy has ATI well-positioned to achieve significant revenue and earnings growth over the next three to five years. We expect strong secular growth in our key global markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical. We have identified and targeted nearly $2 billion in potential new annual revenue growth within the next five years from our new manufacturing capabilities and innovative new products.

“As we focus on 2012, in our High Performance Metals segment, we expect to benefit from strong growth in demand from our key global markets, a full year of results and increasing synergies from ATI Ladish, a lower cost structure at our Rowley titanium sponge facility, additional premium-titanium melt capacity from our new PAM 4 furnace, and the growth in demand for new products.

“In our Flat-Rolled Products segment, we expect to benefit from the growth in demand for our high-value products. We now expect the benefits from several upcoming large projects in the oil and gas/chemical process industry market, including desalination, to begin in the third quarter 2012, a delay of about one quarter. We are cautiously optimistic of sustained demand growth for standard stainless products.

“In our Engineered Products segment, we see continued growth in demand for our tungsten-based products and our industrial forgings and castings.

“While uncertainties remain about the euro-zone debt crisis, and the pace of GDP growth in the U.S. and China, ATI’s diversification and focus on high-value global markets with strong secular growth gives us continued expectation of revenue growth of at least 10% in 2012, compared to 2011, and segment operating profit in the range of 13% to 14% of sales.”

	Three Months Ended
	March 31
	2012	2011
	In Millions
Sales	$1,352.5	$1,227.4

Net income attributable to ATI	$56.2	$56.3

	Per Diluted Share
Net income attributable to ATI	$0.50	$0.54

First Quarter 2012 Financial Results

  Sales for the first quarter 2012 increased 10.2% to $1.35 billion compared to the first quarter 2011 and increased 8.1% compared to the fourth quarter 2011 as a result of the acquisition of Ladish and improving demand in our key global growth markets. Compared to the first quarter 2011, sales increased 46% in the High Performance Metals segment and 15% in the Engineered Products segment, while decreasing 10% in the Flat-Rolled Products segment. Compared to the fourth quarter 2011, sales increased 11% in the High Performance Metals segment, 6% in the Flat-Rolled Products segment and 5% in the Engineered Products segment. Direct international sales in the first quarter 2012 were 37.6% of total sales.
  First quarter 2012 segment operating profit at $163.2 million, or 12.1% of sales, was comparable to first quarter 2011 at $162.4 million, or 13.2% of sales, but significantly improved from fourth quarter 2011 at $114.4 million, or 9.1% of sales. Compared to first quarter 2011, segment operating profit improved in the High Performance Metals segment due to the acquisition of Ladish and increased shipments of titanium and nickel-based alloys. This improvement in operating profit for the High Performance Metals segment was partially offset by approximately $6 million in higher raw material costs, primarily nickel, which did not align with raw material surcharges due to the length of the production cycle and the rapid decline of nickel prices in the second half of 2011. Flat-Rolled Products segment operating profit in the first quarter 2012 was impacted by lower shipments and base prices for standard stainless products compared to the first quarter 2011. There was no change in our LIFO inventory valuation reserve in the first quarter 2012. The first quarter 2011 included a LIFO inventory valuation reserve charge of $3.9 million.
  Net income attributable to ATI for the first quarter 2012 was $56.2 million, or $0.50 per diluted share, compared to $56.3 million, or $0.54 per diluted share, in the first quarter 2011 and $31.7 million, or $0.29 per diluted share, in the fourth quarter 2011. Results for the first quarter 2012 were impacted by higher retirement benefit expenses of $7.3 million, net of tax, or $0.06 per share, compared to the same period of 2011. In addition, first quarter 2012 earnings per share reflects a 7.45 million increase in average diluted shares outstanding, compared to the first quarter 2011, primarily as a result of the shares issued in association with the acquisition of Ladish in May 2011. Results for the first quarter 2011 included a charge of $3.1 million, net of tax, related to the accelerated recognition of equity-based compensation expense due to executive retirements. Excluding this charge, first quarter 2011 net income was $59.4 million, or $0.57 per share.
  Cash on hand at the end of the first quarter 2012 was $250.3 million. During the first quarter 2012, we invested an additional $155.0 million in managed working capital due to increased business activity and invested $69.9 million in capital expenditures primarily related to the Flat-Rolled Products segment’s Hot-Rolling and Processing Facility.
  Gross cost reductions, before the effects of inflation, totaled $28.8 million Company-wide in the first quarter 2012.

High Performance Metals Segment
Market Conditions

  Demand for our titanium and titanium alloys, nickel-based and specialty alloys, and forged and cast components improved compared to the fourth quarter 2011 as demand continued to strengthen from the aerospace (jet engine and airframe), oil and gas, medical, and construction and mining markets. First quarter 2012 shipments of titanium alloys increased 4% compared to the first quarter 2011 and increased 24% compared to the fourth quarter 2011. Shipments of nickel-based alloys and specialty alloys increased 22% compared to both the first quarter 2011 and the fourth quarter 2011. On a pro forma comparison basis, sales of forged and cast components increased 26% compared to the first quarter 2011, and increased 19% compared to the fourth quarter 2011. Shipments of our exotic alloys were 14% lower than the first quarter 2011 and 11% lower than the fourth quarter 2011 primarily due to lower demand from the nuclear electrical energy and chemical process industry markets. Average selling prices for titanium products increased 3% compared to the first quarter 2011 but decreased 8% compared to the fourth quarter 2011 due to product mix and lower raw material surcharges as a result of reduced scrap prices. Average selling prices for nickel-based and specialty alloys increased 2% compared to the first quarter 2011 but decreased 1% compared to the fourth quarter 2011. Comparisons to both prior year periods were influenced by lower raw material indices.

First quarter 2012 compared to first quarter 2011

  Sales increased to $581.3 million, or by 46%, compared to the first quarter 2011 primarily as a result of the acquisition of Ladish in May 2011 and improving demand from the commercial aerospace and oil and gas markets.
  Segment operating profit increased to $104.1 million, or 17.9% of sales, compared to $85.6 million, or 21.4% of sales, for the first quarter 2011. The increase in operating profit primarily resulted from the acquisition of Ladish, higher shipment volumes and base prices for most products, and the benefits of gross cost reductions. First quarter 2012 operating profit margins were negatively impacted by approximately $6 million in higher raw material costs, primarily nickel, which did not align with raw material surcharges due to the length of the production cycle and the rapid decline of nickel prices in the second half of 2011. There was no change in our LIFO inventory valuation reserve in the first quarter 2012. The first quarter 2011 segment operating profit included a LIFO inventory valuation reserve charge of $4.2 million.
  Results benefited from $13.9 million of gross cost reductions in the first quarter 2012.

Flat-Rolled Products Segment
Market Conditions

  Demand improved from the oil and gas/chemical process industry and aerospace markets. Compared to the fourth quarter 2011, demand increased 29% for standard stainless products but decreased 2% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel. Direct international sales represented 35% of total segment sales for the first quarter 2012. First quarter 2012 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 3.0 million pounds, a 23% decrease compared to the fourth quarter 2011, due primarily to timing delays in expected projects for desalination and oil and gas applications. First quarter 2012 segment operating profit increased to $46.8 million, or 7.4% of sales, compared to $17.5 million, or 2.9% of sales in the fourth quarter 2011.

First quarter 2012 compared to first quarter 2011

  Sales decreased 10% compared to the first quarter 2011 to $636.0 million, primarily due to lower raw material surcharges and lower volumes. Shipments of high-value products were essentially flat, and standard stainless products (sheet and plate) decreased 8%. Average transaction prices for all products, which include surcharges, declined 6% due to lower raw material surcharges and lower base prices for standard stainless products.
  Segment operating profit was $46.8 million, or 7.4% of sales, compared to $63.4 million, or 8.9% of sales, for the first quarter 2011 due primarily to lower shipment volumes and lower base prices for standard stainless products. There was no change in our LIFO inventory valuation reserve in the first quarter 2012. The first quarter 2011 included a LIFO inventory valuation reserve benefit of $2.5 million.
  Results benefited from $12.3 million in gross cost reductions in the first quarter 2012.

Engineered Products Segment
Market Conditions

  Compared to the fourth quarter 2011, demand improved from the oil and gas, cutting tools, transportation, aerospace, electrical energy, and automotive markets.

First quarter 2012 compared to first quarter 2011

  Sales increased to $135.2 million, an increase of 15% compared to the first quarter 2011, primarily as a result of the improved demand and higher prices for tungsten-based products and carbon alloy steel forgings.
  Segment operating profit was $12.3 million for the first quarter 2012 compared to $13.4 million in the first quarter 2011. Segment operating profit for the first quarter 2012 was negatively impacted by $1.5 million in start-up costs associated with our new ATI Fabricated Components business. There was no change in our LIFO inventory valuation reserve in the first quarter 2012. Results for the first quarter 2011 included a LIFO inventory valuation reserve charge of $2.2 million.
  Results benefited from $2.6 million of gross cost reductions in the first quarter 2012.

Other Expenses

  Corporate expenses for the first quarter 2012 were $21.7 million, compared to $25.8 million in the first quarter 2011. The decrease in corporate expenses was primarily related to the prior year’s accelerated recognition of equity-based compensation expense due to executive retirements.
  Interest expense, net of interest income, was $19.9 million in the first quarter 2012, compared to $23.0 million in the first quarter 2011. The decrease in interest expense was primarily due to lower debt levels and increased capitalized interest on major strategic projects.
  Capitalized interest on major strategic capital projects reduced interest expense by $4.5 million for the first quarter 2012 compared to a reduction of $2.6 million for the first quarter 2011.
  Other expenses, which include expenses related to closed operations, for the first quarter 2012 were $6.9 million, compared to $0.5 million in the year-ago period. The increase was primarily related to an increase of $3.2 million in environmental and legal expenses associated with closed operations, and $1.9 million in franchise taxes, insurance, and unfavorable foreign currency exchange losses.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $30.6 million in the first quarter 2012, compared to $19.3 million in the first quarter 2011. This increase was primarily due the utilization of a lower discount rate to value retirement benefit obligations and lower than expected returns on plan assets.
  For the first quarter 2012, retirement benefit expense of $22.0 million was included in cost of sales and $8.6 million was included in selling and administrative expenses. For the first quarter 2011, the amount of retirement benefit expense included in cost of sales was $13.8 million and the amount included in selling and administrative expenses was $5.5 million.

Income Taxes

  The first quarter 2012 provision for income taxes was $25.8 million, or 30.7% of income before tax, compared to the 2011 provision for income taxes of $35.1 million, or 37.4% of income before tax. The first quarter 2012 included discrete tax benefits of $3.7 million primarily related to state income taxes. Excluding these items, the effective tax rate was 35.0%. The first quarter 2011 included discrete tax charges of $2.7 million primarily related to foreign income taxes. Excluding these items, the effective tax rate was 34.5%.

Cash Flow, Working Capital and Debt

  Cash on hand was $250.3 million at March 31, 2012, a decrease of $130.3 million from year-end 2011. This decrease was primarily due to additional investments in managed working capital, and capital expenditures.
  Cash flow used in operations for the first quarter 2012 was $18.2 million, resulting from an investment of $155.0 million in managed working capital, primarily due to increased business activity.
  The growth in managed working capital resulted from a $43.6 million increase in accounts receivable and a $125.4 million increase in inventory, partially offset by a $14.0 million increase in accounts payable.
  At March 31, 2012, managed working capital was 35.0% of annualized sales, compared to 37.8% of annualized sales at year-end 2011. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $69.0 million in the first quarter 2012 and consisted primarily of capital expenditures.
  Cash used in financing activities was $43.1 million in the first quarter 2012. The first quarter included dividend payments of $19.1 million and $22.8 million of tax payments on share-based compensation associated with performance-based plans.
  Net debt as a percentage of total capitalization was 33.4% at the end of the first quarter 2012 compared to 31.3% at the end of 2011. Total debt to total capital was 37.5% at March 31, 2012, compared to 37.9% at the end of 2011.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized. On April 4, 2012, this facility was amended to reduce costs and to extend the term to April 4, 2017.

Allegheny Technologies will conduct a conference call with investors and analysts on April 25, 2012, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.3 billion for the last twelve months. ATI has approximately 11,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended
		March 31
		2012	2011

	Sales	$1,352.5	$1,227.4
	Costs and expenses:
	Cost of sales	1,145.5	1,022.0
	Selling and administrative expenses	103.4	88.7
	Income before interest, other income and income taxes	103.6	116.7
	Interest expense, net	(19.9)	(23.0)
	Other income, net	0.4	0.1
	Income before income tax provision	84.1	93.8
	Income tax provision	25.8	35.1

	Net income	58.3	58.7

Less:	Net income attributable to noncontrolling interests	2.1	2.4

	Net income attributable to ATI	$56.2	$56.3

	Basic net income attributable to ATI per common share	$0.53	$0.58

	Diluted net income attributable to ATI per common share	$0.50	$0.54

	Weighted average common shares outstanding -- basic (millions)	105.9	97.6

	Weighted average common shares outstanding -- diluted (millions)	116.4	109.0

	Actual common shares outstanding -- end of period (millions)	107.1	98.9

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2012	2011
Sales:
High Performance Metals	$581.3	$399.4
Flat-Rolled Products	636.0	710.6
Engineered Products	135.2	117.4

Total External Sales	$1,352.5	$1,227.4

Operating Profit:

High Performance Metals	$104.1	$85.6
% of Sales	17.9%	21.4%

Flat-Rolled Products	46.8	63.4
% of Sales	7.4%	8.9%

Engineered Products	12.3	13.4
% of Sales	9.1%	11.4%

Operating Profit	163.2	162.4
% of Sales	12.1%	13.2%

Corporate expenses	(21.7)	(25.8)

Interest expense, net	(19.9)	(23.0)

Closed company and other expenses	(6.9)	(0.5)

Retirement benefit expense	(30.6)	(19.3)

Income before income taxes	$84.1	$93.8

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	March 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$250.3	$380.6
Accounts receivable, net of allowances for doubtful accounts of $5.3 and $5.9 at March 31, 2012 and December 31, 2011, respectively	753.1	709.1
Inventories, net	1,511.4	1,384.3
Prepaid expenses and other current assets	59.9	95.5
Total Current Assets	2,574.7	2,569.5

Property, plant and equipment, net	2,398.1	2,368.8
Cost in excess of net assets acquired	739.0	737.7
Other assets	366.9	370.9

Total Assets	$6,078.7	$6,046.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$505.8	$490.7
Accrued liabilities	324.5	320.3
Deferred income taxes	16.3	23.5
Short term debt and current portion of long-term debt	28.4	27.3
Total Current Liabilities	875.0	861.8

Long-term debt	1,481.5	1,482.0
Accrued postretirement benefits	479.2	488.1
Pension liabilities	502.7	508.9
Deferred income taxes	9.3	9.8
Other long-term liabilities	117.1	124.7
Total Liabilities	3,464.8	3,475.3

Total ATI stockholders' equity	2,515.0	2,475.3
Noncontrolling interests	98.9	96.3
Total Equity	2,613.9	2,571.6

Total Liabilities and Equity	$6,078.7	$6,046.9

Allegheny Technologies Incorporated and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2012	2011

Operating Activities:

Net income	$58.3	$58.7

Depreciation and amortization	48.0	37.4
Change in managed working capital	(155.0)	(245.9)
Change in retirement benefits	11.5	3.8
Accrued liabilities and other	19.0	95.7
Cash used in operating activities	(18.2)	(50.3)
Investing Activities:
Purchases of property, plant and equipment	(69.9)	(42.2)
Asset disposals and other	0.9	0.5
Cash used in investing activities	(69.0)	(41.7)
Financing Activities:
Borrowings on long-term debt	-	500.0
Payments on long-term debt and capital leases	-	(5.2)
Net borrowings (repayments) under credit facilities	(1.4)	3.2
Debt issuance costs	-	(5.0)
Dividends paid	(19.1)	(17.6)
Taxes on share-based compensation	(22.8)	0.2
Exercises of stock options	0.2	0.4
Cash provided by (used in) financing activities	(43.1)	476.0
Increase (decrease) in cash and cash equivalents	(130.3)	384.0
Cash and cash equivalents at beginning of period	380.6	432.3
Cash and cash equivalents at end of period	$250.3	$816.3

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Mill Products Volume:
High Performance Metals (000's lbs.)
Titanium	7,027	6,753
Nickel-based and specialty alloys	14,410	11,824
Exotic alloys	929	1,079

Flat-Rolled Products (000's lbs.)
High value	120,504	122,027
Standard	157,320	170,328
Flat-Rolled Products total	277,824	292,355

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium	$21.93	$21.25
Nickel-based and specialty alloys	$15.18	$14.86
Exotic alloys	$70.02	$61.18

Flat-Rolled Products (per lb.)
High value	$3.21	$3.19
Standard	$1.56	$1.87
Flat-Rolled Products combined average	$2.28	$2.42

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31
	2012	2011
Numerator for Basic net income per common share -
Net income attributable to ATI	$56.2	$56.3
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.3	2.5
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed
conversions	$58.5	$58.8

Denominator for Basic net income per common share -
Weighted average shares outstanding	105.9	97.6
Effect of dilutive securities:
Share-based compensation	0.9	1.8
4.25% Convertible Notes due 2014	9.6	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	116.4	109.0

Basic net income attributable to ATI per common share	$0.53	$0.58

Diluted net income attributable to ATI per common share	$0.50	$0.54

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2012	2011

Accounts receivable	$753.1	$709.1
Inventory	1,511.4	1,384.3
Accounts payable	(505.8)	(490.7)
Subtotal	1,758.7	1,602.7

Allowance for doubtful accounts	5.3	5.9
LIFO reserve	153.7	153.7
Corporate and other	60.5	60.9
Managed working capital	$1,978.2	$1,823.2

Annualized prior 2 months sales	$5,654.3	$4,820.6

Managed working capital as a % of annualized sales	35.0%	37.8%

March 31, 2012 change in managed working capital	$155.0

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2012	2011

Total debt	$1,509.9	$1,509.3
Less: Cash	(250.3)	(380.6)
Net debt	$1,259.6	$1,128.7

Net debt	$1,259.6	$1,128.7
Total ATI stockholders' equity	2,515.0	2,475.3
Net ATI capital	$3,774.6	$3,604.0

Net debt to ATI capital	33.4%	31.3%

Total debt	$1,509.9	$1,509.3
Total ATI stockholders' equity	2,515.0	2,475.3
Total ATI capital	$4,024.9	$3,984.6

Total debt to total ATI capital	37.5%	37.9%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004